Vanguard Target Retirement Funds

Supplement to the Prospectus Dated July 12, 2017

Reorganization of Vanguard Target Retirement 2010 Fund into
VanguardTarget Retirement Income Fund
Effective as of the close of business on July 21, 2017, the reorganization of Vanguard Target Retirement 2010 Fund into
Vanguard Target Retirement Income Fund is complete. Any references to the Target Retirement 2010 Fund in this prospectus are hereby deleted.

Prospectus Text Changes

Similar text on the front cover is replaced with the following:

This prospectus contains financial data for the Funds through the fiscal period ended March 31, 2017.

Prospectus Text Changes for Vanguard Target Retirement 2065 Fund

The Annual Fund Operating Expenses table is revised as follows:

Annual Fund Operating Expenses
(Expenses that you pay each year as a percentage of the value of your investment)

Management Fees                         None
12b-1 Distribution Fee                  None
Other Expenses                          None
Acquired Fund Fees and Expenses         0.16%
Total Annual Fund Operating Expenses1   0.16%

1 The expense information shown in the table reflects estimated amounts for the current fiscal period.

(C) 2017 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 308A 072017